|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford U.S. Sales Up on Strong Customer Demand for Newest Products – F-Series, Mustang, Edge, Explorer, Transit Vans

•	Ford brand SUVs sales up 10 percent, delivering best June sales performance since 2002; sales of all-new Ford Edge up 30 percent, new Explorer up 30 percent versus last year

•
Ford F-Series achieves record average transaction pricing, while all-new F-150 turns twice as fast on dealer lots than industry’s half-ton pickup segment; Ford Transit commercial vans post best June sales since 1999

•	Ford Mustang has best June performance since 2007

•	Lincoln delivers best June retail sales results in eight years

•	Ford Motor Company total U.S. sales increase 2 percent last month

DEARBORN, Mich., July 1, 2015 – Strong consumer demand for its newest products pushed Ford Motor Company total U.S. June sales 2 percent higher, to 225,647 vehicles sold.

“Strong retail momentum continues building for our newest vehicles – including F-150, Mustang, Edge, and now Explorer,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “The Ford brand’s average transaction prices have increased $2,700 versus a year ago – more than triple the industry average – while our incentives are down, showing how much customers value our investment in new vehicles with the latest technologies.”

F-Series average transaction prices reached an all-time record in June, with average transaction prices moving above $44,000 per truck – $3,600 higher than last year. The all-new F-150 is turning twice as fast on dealer lots than the industry average for half-ton pickups, as Ford continues building dealer stocks.

Ford brand SUV sales were up 10 percent year over year, producing the best June sales results since 2002 – with 64,885 vehicles sold. Sales of the new Explorer are off to a fast start, with a total of 20,377 sold, an increase of 30 percent versus a year ago. Sales of the all-new Edge increased 30 percent in June versus last year, with 12,587 vehicles sold. Edge continues to turn quickly on dealer lots – at just 15 days – while the new Explorer is turning in just seven days.

Ford van sales totaling 21,419 vehicles represent a 31 percent increase relative to last year, for the best June results since 1999. During the first half of the year, van sales totaled 109,783 vehicles – a 26 percent increase and our best first half van sales performance since 1988. The all-new Transit, with sales of 12,134 vans last month, is driving Ford’s segment growth, with its strongest-ever sales month.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Mustang sales were up 54 percent, with 11,719 cars sold. This represents Mustang’s best June performance since 2007. Mustang sales are particularly strong in America’s largest sports car region, Southern California, where retail sales are up 157 percent in June.

Lincoln retail sales increased 20 percent versus a year ago, providing the premium brand with its best June results since 2007. Lincoln MKC continues to build momentum, along with Navigator, which posted a 39 percent sales increase for June. All-new Lincoln MKX sales started late last month.

# # #

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 194,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.